Reva balcony overlooking The Grace

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q4 2024

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q4 2024 EARNINGS RELEASE
SECTION TWO

Q4 2024 SUPPLEMENTAL INFORMATION
SECTION THREE

Balfour Beatty

The Zoe and Valen (under construction)

JBGS Divider

Management Letter

February 18, 2025

Our Fellow Shareholders:

Much has changed since our last earnings release, most of which is very specific to the Washington metro area. It is, perhaps, a gross understatement to declare the current environment unpredictable, especially for the local real estate market. On the other hand, since the pandemic the DC market has desperately needed a turnaround, both in terms of public safety and office attendance. It could well be that the recent actions by the new Administration will deliver just that. It could also be that dramatic efforts to shrink government employment may offer nothing but more headwinds. The only thing we know for certain is it’s too early to tell. That said, plan beats no plan 100% of the time, and we always have a plan. We believe that office values have bottomed. We believe that the value of our holdings, especially in National Landing, has improved as a product of their location, unique demand drivers, and the placemaking and use diversification we’ve implemented. We believe that the value of our National Landing assets will increase as we continue to execute our business plan and stabilize the office, residential, and retail assets there.

Since our public launch in 2017, the cornerstone of our capital allocation strategy has been maximizing long-term NAV per share growth. Our focus now will be no different. Since the pandemic began, we have repurchased approximately 40% of our shares; and as long as our share price fails to reflect the underlying, intrinsic value of our business, we believe share repurchases funded via asset sales at (or hopefully above) NAV will continue to be our most accretive allocation of capital. In a climate where office valuations are near cyclical lows with limited liquidity, the most efficiently priced source of capital will likely come from multifamily assets, specifically in DC where our holdings are less concentrated. With the recent increase in our buyback authorization, we have the capacity to repurchase approximately $840 million of additional shares, and we intend to do just that for as long as pricing remains accretive. As we continue pursuing our mixed-use strategy, we will also remain focused on the strategic core of our business and our unique differentiators as an operator, developer, and capital allocator.

The following are highlights from the quarter and the year.

2024 Accomplishments

Completed The Grace and Reva, Two Multifamily Towers in the Heart of National Landing Totaling 808 Units

●	As of year end, the towers were 68.6% leased and continue to lease faster than any of our other multifamily deliveries since 2017.
●	We expect these assets to deliver $23.1 million of annualized NOI once stabilized.

Completed $373.7 Million of Dispositions at Attractive Valuations

●	Achieved a weighted average capitalization rate of 5.4%
●	Significant transactions included:
o	$162.5 million sale of our 50% share in Central Place Tower, a 551,000 square-foot office tower in the Rosslyn submarket of Arlington, Virginia
o	$110.1 million sale of 2101 L Street, a 375,000 square-foot office building in the Central Business District submarket of Washington, DC

o	$86.8 million sale of Fort Totten Square, a 345-unit multifamily asset with approximately 131,000 square feet of retail in the Brookland/Fort Totten submarket of Washington, DC
o	$14.3 million sale of North End Retail, a 27,000 square-foot retail asset in the U Street/Shaw submarket of Washington, DC

Achieved Strong Operating Performance Despite Macroeconomic Headwinds

●	Occupancy of the In-Service multifamily portfolio ended the year at a stable 94.8%.
●	Same Store Multifamily NOI increased 3.9% for the year, driven by 4.5% revenue growth.
●	Completed 614,000 square feet of office leases with a weighted average lease term of 6.5 years, including 320,000 square feet of new leases in National Landing – our strongest year of new leasing in National Landing since 2019

Realized G&A Savings of Approximately 8% in 2024, for a Total of Approximately 34% Savings since 2019

●	Continued to reorganize teams and maximize efficiency

Addressed Over $620 million of Debt in Challenging Market Conditions

●	Including the refinance of The Grace and Reva with a $273.6 million agency loan, allowing us to borrow additional proceeds and lock in a favorable 5.19% all-in rate ahead of stabilization, an execution that we believe would not be replicable in today’s debt capital markets.

Continued as a Market Leader in Sustainability and Housing Affordability

●	Received a 5-star ranking in the GRESB Assessment for both our diversified operating portfolio and development pipeline and recognized as a 2024 Global and Regional Sector Leader – Existing Portfolio and Regional Sector Leader - Development - Residential Sector
●	Presented with Nareit’s Leader in the Light and Impact at Scale awards for our commitment to implementing sustainable practices in National Landing
●	LEO Impact Capital, formerly the Washington Housing Initiative, surpassed its goal of financing 3,000 workforce housing units.

Capital Allocation

Our capital allocation strategy is grounded in our primary goal of maximizing long-term NAV per share. We focus on opportunistically monetizing our most liquid assets where we can achieve premiums to NAV and investing where we see the greatest potential for NAV per share growth. Share repurchases continue to be our most accretive use of capital, and as long as our share price fails to reflect NAV, we intend to take advantage of the arbitrage. Our capital allocation strategy has resulted in a significantly lower share count and a more highly concentrated portfolio in National Landing, where we continue to see opportunity for outsized growth.

During the fourth quarter, we sold 2101 L Street, a 375,000 square-foot office building in Washington, DC’s Central Business District, for $110.1 million. During 2024, we closed $373.7 million of dispositions, representing an average capitalization rate of 5.4%. Additionally, we entered into a firm contract, subject to customary closing conditions, to sell 8001 Woodmont, a 322-unit multifamily asset in Bethesda, MD. It is our only multifamily asset in Bethesda, a submarket where we see more tempered rent growth long term, but it garnered unexpectedly strong pricing and buyer pool depth. We expect the sale to close during the first quarter of 2025.

Given the substantial discount of our share price relative to NAV, we have allocated a significant amount of our capital to share repurchases. Our strong balance sheet and substantial liquidity enable us to take advantage of this disparity. Over the course of 2024, we repurchased 10.9 million shares at an average price of $15.60, amounting to $170.7 million. Since launching our share repurchase program in 2020, we have repurchased 58.9 million shares,

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which is almost 40% of the shares and OP units outstanding as of December 31, 2019, at an average price of $19.70, totaling $1.2 billion.

We anticipate that new investments, including share repurchases, developments, and acquisitions, will primarily be financed through asset recycling, either in advance or retrospectively. We continue to seek opportunities to dispose of additional assets that are most liquid in today’s capital markets at values at or above NAV. In a climate where office valuations are near cyclical lows with limited liquidity, the most efficiently priced source of capital will likely come from multifamily assets, specifically in DC where our holdings are less concentrated.

In parallel, we continue to advance the entitlement and design of our nearly 9.0 million square-foot Development Pipeline, substantially all of which we expect will be entitled by the end of 2025. During the fourth quarter, we submitted entitlement applications for 2100 and 2200 Crystal Drive, two former office assets we took out of service for conversion to hospitality and multifamily uses. Additionally, we submitted new entitlement applications for Potomac Yard Landbays G and H, which we believe reflect more viable business plans that will generate greater land value in the current environment. Once construction costs and interest rates normalize, we will be well-positioned with a compelling portfolio of shovel-ready growth opportunities to capitalize through land sales, ground leases, and joint ventures.

We have seen signs of improvement in the private capital markets, particularly in the multifamily space. Despite a flattening forward SOFR curve and an expectation of fewer rate cuts through 2025, strong investor interest in DC metro multifamily was on display through the end of 2024. As reported by Berkadia, transaction volume was up 86.3% from 2023 to $5.7 billion – an increase and a total that would have represented a pre-2019 record. The lion’s share of that activity, $3.5 billion, was in Northern Virginia, signaling that market’s particular appeal to investors, although the District also posted significant growth in volume. In-place cap rates were also typically in the high 4.0% to mid-5.0% range, which while reflecting the rate environment, is also rapidly approaching “normal” as investors underwrite significant rent growth. The majority of these transactions were for relatively new, amenity-rich complexes in walkable urban neighborhoods across the DMV, pointing to investor interest returning in these markets. While investors are primarily focused on acquisitions, we are starting to see increased interest in multifamily development in the same submarkets, which may lead to greater opportunities to monetize portions of our development pipeline.

Financial and Operating Metrics

For the three months ended December 31, 2024, we reported Core FFO attributable to common shares of $11.6 million, or $0.14 per diluted share. Annualized NOI was in line with last quarter, totaling $267.6 million, excluding assets that were sold or taken out of service. Our multifamily portfolio ended the quarter at 92.9% leased and 91.0% occupied, and our In-Service multifamily portfolio was 96.2% leased and 94.8% occupied. Our office portfolio ended the quarter at 78.6% leased and 76.5% occupied. Our portfolio generated negative 6.5% and positive 1.3% Same Store NOI growth for the three months and year ended December 31, 2024.

As of December 31, 2024, our Net Debt to Annualized Adjusted EBITDA was 11.7x. Based on the previously disclosed known and expected tenant vacates and an increase in interest expense as we complete our remaining under-construction asset and cease capitalizing interest on it, we expect continued decreases in our earnings and increases in our Net Debt to Annualized Adjusted EBITDA during the first half of 2025. We expect the impacts on these metrics will be lessened by: (i) additional income from the delivery and stabilization of newly constructed multifamily assets (The Grace, Reva, The Zoe, and Valen); (ii) rent growth in our existing multifamily portfolio given the limited multifamily supply pipeline in the DC metro area; and (iii) office demand in National Landing from prospective tenants seeking proximity to the Pentagon, local tech talent, and the placemaking attractions we have delivered.

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Our floating rate exposure remains low, with 91.4% of our debt fixed or hedged as of the end of the fourth quarter, after accounting for in-place interest rate swaps and caps. The floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility. We continue to be well positioned with respect to our near-term debt maturities. This year we have $340.7 million of debt maturing, representing less than 13% of total debt; approximately 90% is secured by a multifamily asset, an asset class which has proven to be readily financeable, even in challenging debt capital markets. Our remaining debt has a weighted average maturity of 3.7 years, after adjusting for by-right extension options. Our primarily non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

Our In-Service multifamily portfolio ended the quarter at 96.2% leased, down 0.8% quarter over quarter, and 94.8% occupied, down 0.9% quarter over quarter due to seasonally low demand. In our Same Store multifamily portfolio, we increased effective rents by 0.8% for new leases and 4.6% upon renewal, largely driven by our assets in National Landing, while achieving a 60.0% renewal rate. Our multifamily portfolio Same Store NOI for the three months ended December 31, 2024 decreased 3.9%, primarily driven by higher repair and maintenance expenses and lower occupancy, partially offset by higher rents. Our multifamily portfolio generated 3.9% Same Store NOI growth for the year ended December 31, 2024, driven primarily by 4.5% revenue growth.

We continue making excellent progress leasing The Grace and Reva. Move-ins began in February 2024, and the pace of leasing continues to exceed all five of our other multifamily deliveries since 2017. As of year end, The Grace and Reva were 68.6% leased. Notably, the residents of The Grace and Reva primarily work in three key industries that constitute a large part of the office tenant base in National Landing: professional services, defense, and technology. Amazon's recent announcement mandating a return to a five-day in-office workweek underscores a broader trend among employers toward increased in-person work. This mandate is particularly beneficial for our new multifamily assets in National Landing, as it is likely to attract Amazon employees to the submarket. During the fourth quarter, we saw an approximately 35% increase in Amazonians at The Grace and Reva, and Amazonians comprised 24% of applications in January compared to approximately 16% in the fourth quarter and less than 8% prior to the return-to-office announcement. We believe that the amenity-rich environment we have developed in National Landing, along with the short commutes these buildings provide, are key factors contributing to their successful leasing performance thus far.

DC Metro Multifamily Trends (based on CoStar, Berkadia, and Apartment List data)

Against the backdrop of the uncertainty of a presidential transition, the DC metro area apartment market continues to thrive. Occupancy ended the year at 93.8% while rents grew by 3.1% compared to growth in other gateway markets of 0.7%. We saw only two new starts during the fourth quarter. Units under construction as a share of inventory declined further to only 2.2%, positioning the DC metro area for significant rent growth – some of which we are already starting to experience as recent deliveries are being leased up. National Landing’s rent growth stands out over the past two years with a Berkadia analysis ranking it the top submarket in the entire DC metro region for 2022 – 2024 rent growth (18.0%), largely driven by its amenity transformation and economic growth. We remain optimistic that the limited for-rent and for-sale inventory (prolonged by a flatter forward rate curve) and positive employment and population growth trends will drive growth in the multifamily market. While moves by the new Administration to shrink the size of the federal workforce may present a regional headwind, they represent only a portion of demand for our portfolio of largely new assets with a diverse base of residents, the majority of whom are concentrated in the private sector.

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Office Trends

Our office portfolio ended the quarter at 78.6% leased, down 2.1% quarter over quarter, and 76.5% occupied, down 2.6% quarter over quarter. In the fourth quarter, we executed 118,000 square feet of leases with a weighted average lease term of 8.5 years. For second generation leases, the rental rate mark-to-market was negative 3.0%.

Over the last three years, we averaged approximately 150,000 square feet of new leasing per year in National Landing, excluding Amazon leases, and in 2024 we executed 320,000 square feet of new leases. Our prospect pipeline remains stronger than it has been in years. Leasing in National Landing continues to be driven primarily by office users who fall into three categories: (i) government contractors seeking growth and expansion; (ii) companies who need SCIF/secure facility space; and (iii) technology-related new tenants largely attracted by the recent delivery of our placemaking interventions. Further, we continue to see strong demand from defense and technology tenants for office space in National Landing, with approximately 82% of our 2024 leasing activity coming from tenants in those industries. Our 2024 office retention rate in National Landing was approximately 40%, well below the approximately 70% average retention rate we’ve seen in the recent past. We have very modest lease roll over the next five years, averaging approximately 6.5% per year, and we expect our retention rate to improve given approximately 70% of our remaining tenancy in National Landing comprises defense-tech tenants.

Our leasing efforts are focused on buildings with long-term potential, concentrating occupancy in areas of National Landing that we have enhanced through our placemaking initiatives and that are accessible via multi-modal transportation. As such, we have taken out of service 1800 South Bell Street, 2100 Crystal Drive, and 2200 Crystal Drive as we plan to redevelop or convert these assets to other uses. Additionally, we plan to take 1901 South Bell Street out of service since we have determined it is no longer a viable office asset as is, and we are studying redevelopment and conversion opportunities. In total, we will have taken over 1.0 million square feet of office space out of service in National Landing. Our rationale for reducing competitive stock in National Landing remains the same: to help foster a healthier long-term office market while repurposing older, underutilized buildings for redevelopment or conversion to multifamily housing, hospitality, or other complimentary uses that will support a vibrant mixed-use environment.

Northern Virginia Office Trends (based on JLL and CBRE data)

Although the Northern Virginia market ended the year with JLL quoting negative net absorption overall (-2.0 million square feet, or 1.4% of inventory) we continue to believe that the market has largely found its bottom with the bulk of any federal reductions likely coming in the District where more civilian agencies are based. Leasing activity, as measured by CBRE, shows an 18% improvement over 2023 to 8.2 million square feet. Similarly, at year end, JLL expected large block (50,000+ square feet) leasing levels for 2024 to surpass 2023 given deals in progress. Leasing activity has swung hard to favor renewals (~60%) – a result of the high cost of new buildouts and the near total cessation of new development activity. JLL also reports that trophy vacancy in Northern Virginia is 13.5% on a direct basis versus 23.2% for the overall market, signaling a significant reduction in available first-generation space. This lack of available new space inures to the benefit of renewals and, when coupled with an increasing slate of office buildings identified for demolition or conversion, speaks to the beginnings of a reduction in supply across the board. Contraction activity is also becoming more limited, with CBRE reporting only two of the top 10 deals of the quarter representing contractions. The two largest deals of the quarter were both renewals at flat square footages representing nearly 500,000 square feet of space. With many companies driving toward more stringent return-to-office policies and Northern Virginia accounting for the lion’s share of employment and government contract spend in the region, we believe that these trends all augur for a recovery off the bottom.

The entire region’s office market, however, must be considered against the backdrop of a rapidly evolving and uncertain federal environment. The federal hiring freeze, (which notably exempts national security employees), the federal employee buyout offers, and the latest executive order calling for a reduction-in-force and limits to backfilling

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attrition all represent headwinds to the regional economy. At the same time, however, the Administration’s immediate call to bring the federal workforce back to the office comes with benefits. The Government Accountability Office noted that in 2023, 17 of the 24 largest agencies used just 25% of their space. Even if the new Administration’s posture toward federal workers caused a 25% overall reduction of the workforce, it would still benefit the region to bring the remaining 75% back to the office full-time – particularly in DC which has borne the brunt of low federal occupancy. While considerations like union contracts and legal challenges may blunt some of the immediate impacts, we believe returning to in-person work will help restore vibrancy to the city and could even drive some net new office demand.

* * *

At the Nareit conference in November 2021 many channeled the late, great Sam Zell with “stay alive ‘till ‘25”. 2025 is here, and we are not just alive, we are thriving. After several extremely busy years, we are now completing the first phases of our dramatic transformation of National Landing with even more enhancements on the brink of delivery. We have right-sized our office business and believe the next few years will usher in a period of strong recovery from the bottom in that sector, as evidenced by our best leasing year since 2019. We have delivered new world-class housing, street retail, and amenities that rival any development anywhere in the country. We have allocated capital away from low risk-adjusted return uses into highly accretive share buybacks. I credit our seasoned and dedicated team for the hard work required to accomplish all the above while simultaneously increasing efficiency and cutting G&A by 34% since 2019. While our local landscape has significantly changed and the future is uncertain, it has been and will continue to be in times like these that this team truly earns its keep. And regardless of the challenges ahead, we remain committed to maximizing long-term NAV per share – the North Star that will continue to guide our actions through 2025 and beyond.

As always, we thank you for your continued trust and confidence.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Q4 2024 EARNINGS RELEASE

SECTION TWO

Atlantic Plumbing Rooftop

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Bethesda, MD (February 18, 2025) - JBG SMITH (NYSE: JBGS), a leading owner, operator, and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-K for the year ended December 31, 2024 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our Fourth Quarter 2024 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

Fourth Quarter 2024 Highlights

●	Net loss, Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	FOURTH QUARTER AND FULL YEAR COMPARISON
in millions, except per share amounts	Three Months Ended				Year Ended
	December 31, 2024		December 31, 2023		December 31, 2024		December 31, 2023
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net loss (1) (2)	$(59.9)	$(0.72)	$(32.6)	$(0.35)	$(143.5)	$(1.65)	$(80.0)	$(0.78)
FFO (2)	$11.1	$0.13	$33.9	$0.35	$55.6	$0.63	$140.4	$1.33
Core FFO	$11.6	$0.14	$36.1	$0.38	$73.9	$0.83	$154.1	$1.46

_____________

(1)	Includes gain (loss) on the sale of real estate of $2.3 million and $(2.8) million for the three months and the year ended December 31, 2024. Includes gain on the sale of real estate of $37.7 million and $79.3 million for the three months and the year ended December 31, 2023. Includes impairment losses of $43.9 million and $62.2 million related to real estate assets for the three months and the year ended December 31, 2024. Includes impairment losses of $30.9 million and $90.2 million related to real estate assets for the three months and the year ended December 31, 2023.
(2)	Includes impairment losses of $6.7 million and $25.0 million related to non-depreciable real estate assets for the three months and year ended December 31, 2024.
●	Annualized Net Operating Income ("NOI") for the three months ended December 31, 2024 was $272.6 million, compared to $282.4 million for the three months ended September 30, 2024, at our share. Excluding the assets that were sold or taken out of service, Annualized NOI for the three months ended December 31, 2024 was $267.6 million, compared to $266.5 million for the three months ended September 30, 2024, at our share.

o	The slight increase in Annualized NOI excluding the assets that were sold or taken out of service was substantially attributable to (i) lower concessions in line with the seasonality of leasing in our multifamily portfolio as well as the continued lease-up of The Grace and Reva; almost entirely offset by (ii) lower occupancy in our commercial portfolio.
●	Same Store NOI ("SSNOI") at our share decreased 6.5% quarter-over-quarter to $64.1 million for the three months ended December 31, 2024.
o	The decrease in SSNOI was substantially attributable to (i) lower occupancy in our commercial portfolio, and (ii) higher repair and maintenance expenses and lower occupancy, partially offset by higher rents in our multifamily portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 92.9% leased and 91.0% occupied as of December 31, 2024, compared to 92.7% and 90.6% as of September 30, 2024. Our operating In-Service multifamily portfolio was 96.2% leased and 94.8% occupied as of December 31, 2024, compared to 97.0% and 95.7% as of September 30, 2024.
●	In our Same Store multifamily portfolio, we increased effective rents by 0.8% for new leases and 4.6% upon renewal for fourth quarter lease expirations while achieving a 60.0% renewal rate.
●	The operating commercial portfolio was 78.6% leased and 76.5% occupied as of December 31, 2024, compared to 80.7% and 79.1% as of September 30, 2024, at our share.
●	Executed approximately 118,000 square feet of office leases at our share during the three months ended December 31, 2024, including approximately 83,000 square feet of new leases. Second-generation leases generated a 3.0% rental rate decrease on a cash basis and a 10.9% rental rate increase on a GAAP basis.
●	Executed approximately 614,000 square feet of office leases at our share during the year ended December 31, 2024, including approximately 324,000 square feet of new leases. Second-generation leases generated a 1.0% rental rate increase on a cash basis and a 9.8% rental rate increase on a GAAP basis.

Development Portfolio

Under-Construction

●	As of December 31, 2024, we had one multifamily asset under construction consisting of 775 units at our share.

Development Pipeline

●	As of December 31, 2024, we had 19 assets in the development pipeline consisting of 8.9 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended December 31, 2024, revenue from third-party real estate services, including reimbursements, was $17.1 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party asset management and real estate services business was $8.7 million, primarily driven by $5.0 million of property and asset management fees, $1.6 million of development fees and $1.2 million of other service revenue.

Balance Sheet

●	As of December 31, 2024, our total enterprise value was approximately $4.0 billion, comprising 98.2 million common shares and units valued at $1.5 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.6 billion, less cash and cash equivalents at our share of $150.8 million.
●	As of December 31, 2024, we had $145.8 million of cash and cash equivalents ($150.8 million of cash and cash equivalents at our share), and $649.8 million of availability under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended December 31, 2024 was 11.7x, and our Net Debt / total enterprise value was 62.1% as of December 31, 2024.

Investing and Financing Activities

●	In November 2024, the mortgage loan collateralized by The Grace and Reva was refinanced with a five-year interest-only $273.6 million mortgage loan with a fixed interest rate of 5.19%.
●	In December 2024, we sold 2101 L Street, a commercial asset with 375,493 square feet in Washington, DC, for $110.1 million. In connection with the disposition, the lender of the related $120.9 million mortgage loan accepted the proceeds from the sale as repayment of the mortgage loan.
●	During the fourth quarter of 2024, we repurchased and retired 153,843 common shares for $2.4 million, a weighted average purchase price per share of $15.58.

Subsequent to December 31, 2024

●	Through February 14, 2025, we repurchased and retired 2.1 million common shares for $32.3 million, a weighted average purchase price per share of $15.15, pursuant to a repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Dividends

●	On December 16, 2024, our Board of Trustees declared a quarterly dividend of $0.175 per common share, paid on January 14, 2025 to shareholders of record as of December 30, 2024.

About JBG SMITH

JBG SMITH owns, operates and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, that we believe have long-term growth potential and appeal to residential, office and retail tenants. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, highly amenitized, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's headquarters; Virginia Tech's $1 billion Innovation Campus; proximity to the Pentagon; and our placemaking initiatives and public infrastructure improvements. JBG SMITH's dynamic portfolio currently comprises 12.5 million square feet of multifamily, office and retail assets at share, 98% of which are Metro-served. It also maintains a development pipeline encompassing 8.9 million square feet of mixed-use, primarily multifamily, development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this earnings release. We also note the following forward-looking statements: whether in the case of our under-construction assets and assets in the development pipeline, estimated square feet, estimated number of units and estimated potential development density are accurate; expected timing, completion, modifications and delivery dates for the projects we are developing; the ability of any or all of our demand drivers to materialize and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; planned infrastructure and educational improvements related to Amazon's headquarters and the Virginia Tech Innovation Campus; our development plans related to National Landing; and our plans to maintain carbon neutral operations annually.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Same Store NOI" and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI and Annualized NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended December 31, 2024 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and/or market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of December 31, 2024. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of December 31, 2024.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended December 31, 2024.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	December 31, 2024	December 31, 2023

ASSETS
Real estate, at cost:
Land and improvements	$1,109,172	$1,194,737
Buildings and improvements	4,083,937	4,021,322
Construction in progress, including land	338,333	659,103
	5,531,442	5,875,162
Less: accumulated depreciation	(1,419,983)	(1,338,403)
Real estate, net	4,111,459	4,536,759
Cash and cash equivalents	145,804	164,773
Restricted cash	37,388	35,668
Tenant and other receivables	23,478	44,231
Deferred rent receivable	170,153	171,229
Investments in unconsolidated real estate ventures	93,654	264,281
Deferred leasing costs, net	69,821	81,477
Intangible assets, net	47,000	56,616
Other assets, net	131,318	163,481
Assets held for sale	190,465	—
TOTAL ASSETS	$5,020,540	$5,518,515

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,767,173	$1,783,014
Revolving credit facility	85,000	62,000
Term loans, net	717,853	717,172
Accounts payable and accrued expenses	101,096	124,874
Other liabilities, net	115,827	138,869
Liabilities related to assets held for sale	901	—
Total liabilities	2,787,850	2,825,929
Commitments and contingencies
Redeemable noncontrolling interests	423,632	440,737
Total equity	1,809,058	2,251,849
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,020,540	$5,518,515

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
REVENUE
Property rental	$108,429	$118,240	$456,950	$483,159
Third-party real estate services, including reimbursements	17,139	22,463	69,465	92,051
Other revenue	5,214	6,876	20,897	28,988
Total revenue	130,782	147,579	547,312	604,198
EXPENSES
Depreciation and amortization	49,969	57,281	208,180	210,195
Property operating	35,818	34,937	146,609	144,049
Real estate taxes	12,600	13,607	52,606	57,668
General and administrative:
Corporate and other	14,935	12,376	58,790	54,838
Third-party real estate services	17,199	21,615	74,264	88,948
Share-based compensation related to Formation Transaction and special equity awards	—	152	—	549
Transaction and other costs	2,312	943	5,317	8,737
Total expenses	132,833	140,911	545,766	564,984
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(7,126)	(25,679)	(7,122)	(26,999)
Interest and other income, net	1,493	1,649	11,598	15,781
Interest expense	(36,668)	(28,080)	(134,068)	(108,660)
Gain (loss) on the sale of real estate, net	2,313	37,729	(2,753)	79,335
Gain (loss) on the extinguishment of debt	9,192	—	9,235	(450)
Impairment loss	(37,191)	(30,919)	(55,427)	(90,226)
Total other income (expense)	(67,987)	(45,300)	(178,537)	(131,219)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(70,038)	(38,632)	(176,991)	(92,005)
Income tax (expense) benefit	(802)	968	(762)	296
NET LOSS	(70,840)	(37,664)	(177,753)	(91,709)
Net loss attributable to redeemable noncontrolling interests	9,849	4,635	22,202	10,596
Net loss attributable to noncontrolling interests	1,094	432	12,025	1,135
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(59,897)	$(32,597)	$(143,526)	$(79,978)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.72)	$(0.35)	$(1.65)	$(0.78)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	84,441	95,434	88,330	105,095

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(70,840)		$(37,664)		$(177,753)		$(91,709)
Depreciation and amortization expense	49,969		57,281		208,180		210,195
Interest expense	36,668		28,080		134,068		108,660
Income tax expense (benefit)	802		(968)		762		(296)
Unconsolidated real estate ventures allocated share of above adjustments	1,947		3,892		8,166		16,673
EBITDA attributable to noncontrolling interests	—		32		—		28
EBITDA	$18,546		$50,653		$173,423		$243,551
(Gain) loss on the sale of real estate, net	(2,313)		(37,729)		2,753		(79,335)
(Gain) loss on the sale of unconsolidated real estate assets	—		230		(480)		(411)
Real estate impairment loss	37,191		30,919		37,191		90,226
Impairment loss related to unconsolidated real estate ventures (1)	—		25,279		—		28,598

EBITDAre	$53,424		$69,352		$212,887		$282,629
Transaction and other costs, net of noncontrolling interests (2)	2,312		943		5,317		8,737
Litigation settlement proceeds, net	—		—		—		(3,455)
(Income) loss from investments, net	(64)		182		(3,270)		(932)
Impairment loss related to non-depreciable real estate (3)	6,748		—		24,984		—
(Gain) loss on the extinguishment of debt	(9,192)		—		(9,235)		450
Share-based compensation related to Formation Transaction and special equity awards	—		152		—		549
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(309)		(118)		(1,315)		(706)
Lease liability adjustments	—		6		—		(148)
Unconsolidated real estate ventures allocated share of above adjustments	—		27		227		60

Adjusted EBITDA	$52,919		$70,544		$229,595		$287,184

Net Debt to Annualized Adjusted EBITDA (4)	11.7	x	8.7	x	10.8	x	8.5	x

					December 31, 2024		December 31, 2023
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (5)					$2,562,746		$2,551,987
Unconsolidated indebtedness (5)					66,834		66,271
Total consolidated and unconsolidated indebtedness					2,629,580		2,618,258
Less: cash and cash equivalents					150,813		171,631
Net Debt (at JBG SMITH Share)					$2,478,767		$2,446,627

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(3)	Includes our proportionate share of impairment losses of $6.7 million related to unconsolidated real estate ventures for the three months and year ended December 31, 2024.
(4)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(5)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	XX	2024	2023

FFO and Core FFO
Net loss attributable to common shareholders	$(59,897)	$(32,597)		$(143,526)	$(79,978)
Net loss attributable to redeemable noncontrolling interests	(9,849)	(4,635)		(22,202)	(10,596)
Net loss attributable to noncontrolling interests	(1,094)	(432)		(12,025)	(1,135)
Net loss	(70,840)	(37,664)		(177,753)	(91,709)
(Gain) loss on the sale of real estate, net of tax	(2,313)	(37,729)		1,541	(79,335)
(Gain) loss on the sale of unconsolidated real estate assets	—	230		(480)	(411)
Real estate depreciation and amortization	48,307	55,588		201,510	203,269
Real estate impairment loss	37,191	30,919		37,191	90,226
Impairment loss related to unconsolidated real estate ventures (1)	—	25,279		—	28,598
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	892	2,690		3,978	11,545
FFO attributable to noncontrolling interests	—	321		—	1,024
FFO Attributable to OP Units	$13,237	$39,634		$65,987	$163,207
FFO attributable to redeemable noncontrolling interests	(2,123)	(5,770)		(10,361)	(22,820)
FFO Attributable to Common Shareholders	$11,114	$33,864		$55,626	$140,387

FFO attributable to OP Units	$13,237	$39,634		$65,987	$163,207
Transaction and other costs, net of tax and noncontrolling interests (2)	2,306	969		5,044	8,434
Litigation settlement proceeds, net	—	—		—	(3,455)
(Income) loss from investments, net of tax	(48)	137		(2,476)	(699)
Impairment loss related to non-depreciable real estate (3)	6,748	—		24,984	—
Loss from mark-to-market on derivative instruments, net of noncontrolling interests	6	439		83	7,153
(Gain) loss on the extinguishment of debt	(9,192)	—		(9,235)	450
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(309)	(118)		(1,315)	(706)
Share-based compensation related to Formation Transaction and special equity awards	—	152		—	549
Lease liability adjustments	—	6		—	(148)
Amortization of management contracts intangible, net of tax	1,058	1,032		4,236	4,193
Unconsolidated real estate ventures allocated share of above adjustments	(3)	26		227	130
Core FFO Attributable to OP Units	$13,803	$42,277		$87,535	$179,108
Core FFO attributable to redeemable noncontrolling interests	(2,214)	(6,155)		(13,652)	(25,013)
Core FFO Attributable to Common Shareholders	$11,589	$36,122		$73,883	$154,095
FFO per common share - diluted	$0.13	$0.35		$0.63	$1.33
Core FFO per common share - diluted	$0.14	$0.38		$0.83	$1.46
Weighted average shares - diluted (FFO and Core FFO)	84,594	95,545		88,500	105,195

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

FAD
Core FFO attributable to OP Units	$13,803	$42,277	$87,535	$179,108
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (4)	(12,527)	(12,055)	(43,878)	(40,676)
Straight-line and other rent adjustments (5)	(1,726)	(3,568)	(9,482)	(23,482)
Third-party lease liability assumption (payments) refunds	—	—	(25)	70
Share-based compensation expense	3,261	4,887	28,314	29,367
Amortization of debt issuance costs	4,182	3,755	16,145	9,777
Unconsolidated real estate ventures allocated share of above adjustments	209	932	1,250	2,850
Non-real estate depreciation and amortization	287	318	1,170	1,337
FAD available to OP Units (A)	$7,489	$36,546	$81,029	$158,351
Distributions to common shareholders and unitholders (B)	$35,281	$25,216	$91,182	$109,320
FAD Payout Ratio (B÷A) (6)	471.1%	69.0%	112.5%	69.0%

Capital Expenditures
Maintenance and recurring capital expenditures	$5,965	$7,151	$16,330	$18,795
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	5	17	21	62
Second-generation tenant improvements and leasing commissions	6,367	4,747	27,316	21,516
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	190	140	211	303
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	12,527	12,055	43,878	40,676
Non-recurring capital expenditures	6,965	2,595	15,473	33,614
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	5	28	10
First-generation tenant improvements and leasing commissions	3,530	3,046	10,114	17,633
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	40	479	145	1,126
Non-recurring capital expenditures	10,535	6,125	25,760	52,383
Total JBG SMITH Share of Capital Expenditures	$23,062	$18,180	$69,638	$93,059

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(3)	Includes our proportionate share of impairment losses of $6.7 million related to unconsolidated real estate ventures for the three months and year ended December 31, 2024.
(4)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(5)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(6)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net loss attributable to common shareholders	$(59,897)	$(32,597)	$(143,526)	$(79,978)
Net loss attributable to redeemable noncontrolling interests	(9,849)	(4,635)	(22,202)	(10,596)
Net loss attributable to noncontrolling interests	(1,094)	(432)	(12,025)	(1,135)
Net loss	(70,840)	(37,664)	(177,753)	(91,709)
Add:
Depreciation and amortization expense	49,969	57,281	208,180	210,195
General and administrative expense:
Corporate and other	14,935	12,376	58,790	54,838
Third-party real estate services	17,199	21,615	74,264	88,948
Share-based compensation related to Formation Transaction and special equity awards	—	152	—	549
Transaction and other costs	2,312	943	5,317	8,737
Interest expense	36,668	28,080	134,068	108,660
(Gain) loss on the extinguishment of debt	(9,192)	—	(9,235)	450
Impairment loss	37,191	30,919	55,427	90,226
Income tax expense (benefit)	802	(968)	762	(296)
Less:
Third-party real estate services, including reimbursements revenue	17,139	22,463	69,465	92,051
Loss from unconsolidated real estate ventures, net	(7,126)	(25,679)	(7,122)	(26,999)
Interest and other income, net	1,493	1,649	11,598	15,781
Gain (loss) on the sale of real estate, net	2,313	37,729	(2,753)	79,335

Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,302	4,475	6,808	19,452
Non-cash rent adjustments (1)	(1,726)	(3,568)	(9,482)	(23,482)
Other adjustments (2)	1,053	2,550	1,321	12,092
Total adjustments	629	3,457	(1,353)	8,062
NOI	$65,854	$80,029	$277,279	$318,492
Less: out-of-service NOI loss (3)	(2,289)	(905)	(9,922)	(3,512)
Operating Portfolio NOI	$68,143	$80,934	$287,201	$322,004
Non-Same Store NOI (4)	4,073	12,424	19,537	57,799
Same Store NOI (5)	$64,070	$68,510	$267,664	$264,205

Change in Same Store NOI	(6.5)%		1.3%
Number of properties in Same Store pool	36		36

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

Q4 2024 SUPPLEMENTAL INFORMATION

SECTION THREE

Water Park

1550 Crystal Drive, 1770 Crystal Drive, The Grace, and Reva

JBG SMITH

SUPPLEMENTAL INFORMATION | Q4 2024

SEP
TABLE OF CONTENTS	DECEMBER 31, 2024

DISCLOSURES	DECEMBER 31, 2024

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: relate to, among other things, the following: the extent to which our portfolio of assets will be impacted by various actions of the current presidential administration, including the establishment of the Department of Government Efficiency, the implementation of a federal employee hiring freeze, as well as the ongoing efforts to mandate federal government employees to return to office, reduce federal government employee headcount and reassess spending allocations of executive agencies; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage (Net Debt/Annualized Adjusted EBITDA and Net Debt/total enterprise value) profile and potential offsets for expected increases to our Net Debt / Annualized Adjusted EBITDA; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon.com, Inc.'s ("Amazon") headquarters on the DC metropolitan area and National Landing and the speed with which such impact occurs and Amazon's plans for accelerated hiring and in-person work requirements; the impact of our role as the developer, property manager and retail leasing agent in connection with Amazon's headquarters; changes to the amount and manner in which tenants use space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether the DC metro area is positioned for significant rent growth; whether we will be well-positioned to capitalize on land sales, ground leases, and joint ventures; whether and the pace at which office property values and the macroeconomic landscape will improve; whether the construction and/or delivery of new infrastructure projects in and around National Landing will be completed at all or on the anticipated timeline; whether downward pressure on our earnings for the office portfolio and upward pressure on our Net Debt to Annualized Adjusted EBITDA will continue through during the first half of 2025 and our anticipated ability to lessen that pressure through rent growth in existing multifamily properties and increased office demand in National Landing; our ability to raise capital from the sale of assets, including multifamily assets; whether tenant vacates will occur on the timeline we anticipate; whether the industry mix of our office tenants and leasing performance of our office portfolio will shift as anticipated or at all; whether the strength of our prospective tenant pipeline will result in increases in new leasing activity; whether we will experience an improvement in retention rate of our office tenants in National Landing; our ability to refinance debt secured by our multifamily assets; whether we will be able to successfully reposition certain buildings in our portfolio or acquire new properties on the expected timeline, or at all, and the impacts of those conversions and acquisitions, particularly in National Landing; annualized Net Operating Income; adjusted annualized Net Operating Income; expected timing, completion, modifications, size, delivery dates and economic viability for the projects we are developing; the ability of any or all of our National Landing demand drivers, as well as increased in-person work requirements, to materialize and increase performance of, and foot traffic around, our multifamily and commercial portfolios at all or on the timeline anticipated and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; the impacts of removing certain assets in our portfolio from service; whether the value of our portfolio holdings will increase due to their location, demand drivers, our placemaking efforts and use diversification; whether we will be successful in our efforts to repurchase shares; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, and share repurchases; whether our assets can be disposed of for values at or above NAV; whether in the case of our Under-Construction assets and assets in the Development Pipeline, estimated square feet, estimated number of units, earliest potential construction start, the estimated completion date, the estimated date of entitlements, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, completion date, yield on cost, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; and whether the number of multifamily units and retailers in National Landing will increase to the levels anticipated or open on the timelines anticipated.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic and political conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

DISCLOSURES	DECEMBER 31, 2024

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, that we believe have long-term growth potential and appeal to residential, office and retail tenants, JBG SMITH cultivates vibrant, highly amenitized, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's headquarters; Virginia Tech's $1 billion Innovation Campus; proximity to the Pentagon; and our placemaking initiatives and public infrastructure improvements. In addition, our third-party asset management and real estate services business provides fee-based real estate services.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in this Investor Package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	DECEMBER 31, 2024

Definitions

See pages 39-43 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Consolidated and Unconsolidated Interest Expense
●	Net Debt

COMPANY PROFILE	DECEMBER 31, 2024 (Unaudited)

Company Profile

Current Executive Officers		Company Snapshot as of December 31, 2024

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
George L. Xanders	Chief Investment Officer	Dividend yield	4.6%
Steven A. Museles	Chief Legal Officer
Evan Regan-Levine	Chief Strategy Officer	Total Enterprise Value (dollars in billions, except share price)
		Common share price	$15.37
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	98.25
		Total market capitalization	$1.51
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.63
		Less: cash and cash equivalents at JBG SMITH Share	(0.15)
		Net Debt	$2.48
		Total Enterprise Value	$3.99

		Net Debt / Total Enterprise Value	62.1%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	DECEMBER 31, 2024 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Year Ended
	December 31, 2024		December 31, 2024

Summary Financial Results
Total revenue	$130,782		$547,312
Net loss attributable to common shareholders	$(59,897)		$(143,526)
Per diluted common share	$(0.72)		$(1.65)
Operating portfolio NOI	$68,143		$287,201
FFO (1)	$13,237		$65,987
Core FFO (1)	$13,803		$87,535
FAD (1)	$7,489		$81,029
FAD payout ratio	471.1%		112.5%
EBITDA (1)	$18,546		$173,423
EBITDAre (1)	$53,424		$212,887
Adjusted EBITDA (1)	$52,919		$229,595
Net Debt / total enterprise value	62.1%		62.1%
Net Debt to annualized Adjusted EBITDA	11.7	x	10.8	x

			December 31, 2024

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)			$2,562,746
Total consolidated and unconsolidated indebtedness (2)			$2,629,580
Weighted average interest rates:
Variable rate debt (3)			5.40%
Fixed rate debt			4.84%
Total debt			4.99%
Cash and cash equivalents			$150,813

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and at JBG SMITH Share was 3.36%, and 3.43%, and the weighted average maturity date of the interest rate caps is in Q1 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	DECEMBER 31, 2024 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share

	Number of	Units /	Units /	%	%	Annualized	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)

Operating
Multifamily (3)
National Landing	4	2,856	2,856	96.9%	95.6%	$75,732	$52,692
DC	9	2,795	2,795	95.8%	94.2%	90,648	58,596
MD	1	322	322	94.1%	93.2%	13,606	10,848
In-Service	14	5,973	5,973	96.2%	94.8%	179,986	122,136
Recently Delivered	2	808	808	68.6%	64.1%	19,898	11,276
Multifamily – total / weighted average	16	6,781	6,781	92.9%	91.0%	$199,884	$133,412

Commercial
National Landing Unlevered	13	4,634,690	4,634,690	75.3%	72.6%	$155,717	$91,632
National Landing Levered	3	997,056	997,056	89.1%	88.9%	34,253	25,260
Other	4	1,028,846	693,858	85.3%	84.8%	26,707	18,816
Commercial - total / weighted average	20	6,660,592	6,325,604	78.6%	76.5%	$216,677	$135,708

Ground Leases (4)	2	—	—	—	—	$—	$3,452

Operating - In-service	36	5,973 Units/ 6,660,592 SF	5,973 Units/ 6,325,604 SF	86.2%	84.4%	$396,663	$261,296
Operating - Recently Delivered	2	808 Units	808 Units	68.6%	64.1%	$19,898	$11,276
Operating - Total / Weighted Average	38	6,781 Units/ 6,660,592 SF	6,781 Units/ 6,325,604 SF	85.2%	83.2%	$416,561	$272,572

Development (5)

Under-Construction	1	775 Units	775 Units

Development Pipeline	19	10,956,000	8,914,100

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $5.0 million from sold assets, $2.5 million from 1101 17th Street, and $25.3 million from 1215, 1225 and 1235 S. Clark Street.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	Assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (8) on page 19 for more information.
(5)	Refer to pages 32 – 34 for detail on Under-Construction assets and assets in the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	DECEMBER 31, 2024 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	December 31, 2024	December 31, 2023

ASSETS
Real estate, at cost:
Land and improvements	$1,109,172	$1,194,737
Buildings and improvements	4,083,937	4,021,322
Construction in progress, including land	338,333	659,103
	5,531,442	5,875,162
Less: accumulated depreciation	(1,419,983)	(1,338,403)
Real estate, net	4,111,459	4,536,759
Cash and cash equivalents	145,804	164,773
Restricted cash	37,388	35,668
Tenant and other receivables	23,478	44,231
Deferred rent receivable	170,153	171,229
Investments in unconsolidated real estate ventures	93,654	264,281
Deferred leasing costs, net	69,821	81,477
Intangible assets, net	47,000	56,616
Other assets, net	131,318	163,481
Assets held for sale	190,465	—
TOTAL ASSETS	$5,020,540	$5,518,515

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,767,173	$1,783,014
Revolving credit facility	85,000	62,000
Term loans, net	717,853	717,172
Accounts payable and accrued expenses	101,096	124,874
Other liabilities, net	115,827	138,869
Liabilities related to assets held for sale	901	—
Total liabilities	2,787,850	2,825,929
Commitments and contingencies
Redeemable noncontrolling interests	423,632	440,737
Total equity	1,809,058	2,251,849
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,020,540	$5,518,515

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	DECEMBER 31, 2024 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
REVENUE
Property rental	$108,429	$118,240	$456,950	$483,159
Third-party real estate services, including reimbursements	17,139	22,463	69,465	92,051
Other revenue	5,214	6,876	20,897	28,988
Total revenue	130,782	147,579	547,312	604,198
EXPENSES
Depreciation and amortization	49,969	57,281	208,180	210,195
Property operating	35,818	34,937	146,609	144,049
Real estate taxes	12,600	13,607	52,606	57,668
General and administrative:
Corporate and other	14,935	12,376	58,790	54,838
Third-party real estate services	17,199	21,615	74,264	88,948
Share-based compensation related to Formation Transaction and special equity awards	—	152	—	549
Transaction and Other Costs	2,312	943	5,317	8,737
Total expenses	132,833	140,911	545,766	564,984
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(7,126)	(25,679)	(7,122)	(26,999)
Interest and other income, net	1,493	1,649	11,598	15,781
Interest expense	(36,668)	(28,080)	(134,068)	(108,660)
Gain (loss) on the sale of real estate, net	2,313	37,729	(2,753)	79,335
Gain (loss) on the extinguishment of debt	9,192	—	9,235	(450)
Impairment loss	(37,191)	(30,919)	(55,427)	(90,226)
Total other income (expense)	(67,987)	(45,300)	(178,537)	(131,219)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(70,038)	(38,632)	(176,991)	(92,005)
Income tax (expense) benefit	(802)	968	(762)	296
NET LOSS	(70,840)	(37,664)	(177,753)	(91,709)
Net loss attributable to redeemable noncontrolling interests	9,849	4,635	22,202	10,596
Net loss attributable to noncontrolling interests	1,094	432	12,025	1,135
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(59,897)	$(32,597)	$(143,526)	$(79,978)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.72)	$(0.35)	$(1.65)	$(0.78)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	84,441	95,434	88,330	105,095

Note: For complete financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024.

UNCONSOLIDATED REAL ESTATE VENTURES	DECEMBER 31, 2024 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
December 31, 2024

BALANCE SHEET INFORMATION

Total real estate, at cost	$161,413
Less: accumulated depreciation	(16,624)
Real estate, net	144,789
Cash and cash equivalents	5,034
Other assets, net	12,139
Total assets	$161,962
Borrowings, net	$66,834
Other liabilities, net	12,118
Total liabilities	$78,952

	Three Months Ended	Year Ended
	December 31, 2024	December 31, 2024

OPERATING INFORMATION
Total revenue	$2,370	$11,733
Expenses:
Depreciation and amortization	893	3,979
Property operating	735	3,810
Impairment loss	6,748	6,748
Real estate taxes	427	2,233
Total expenses	8,803	16,770
Other income (expense):
Interest expense	(1,055)	(4,188)
Gain on the sale of real estate	—	447
Interest and other income, net	26	193

Net loss	$(7,462)	$(8,585)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	309	1,315
Other	27	148
Loss from unconsolidated real estate ventures, net	$(7,126)	$(7,122)

OTHER TANGIBLE ASSETS AND LIABILITIES	DECEMBER 31, 2024 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	December 31, 2024

Other Tangible Assets, Net (1)
Restricted cash	$38,703
Tenant and other receivables, net	23,776
Other assets, net	102,111
Total Other Tangible Assets, Net	$164,590

Other Tangible Liabilities, Net (2)
Accounts payable and accrued liabilities	$102,259
Other liabilities, net	81,097
Total Other Tangible Liabilities, Net	$183,356

(1)	Excludes cash and cash equivalents, and assets held for sale.
(2)	Excludes liabilities related to assets held for sale.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(70,840)		$(37,664)		$(177,753)		$(91,709)
Depreciation and amortization expense	49,969		57,281		208,180		210,195
Interest expense	36,668		28,080		134,068		108,660
Income tax expense (benefit)	802		(968)		762		(296)
Unconsolidated real estate ventures allocated share of above adjustments	1,947		3,892		8,166		16,673
EBITDA attributable to noncontrolling interests	—		32		—		28
EBITDA	$18,546		$50,653		$173,423		$243,551
(Gain) loss on the sale of real estate, net	(2,313)		(37,729)		2,753		(79,335)
(Gain) loss on the sale of unconsolidated real estate assets	—		230		(480)		(411)
Real estate impairment loss	37,191		30,919		37,191		90,226
Impairment loss related to unconsolidated real estate ventures (1)	—		25,279		—		28,598

EBITDAre	$53,424		$69,352		$212,887		$282,629
Transaction and Other Costs, net of noncontrolling interests (2)	2,312		943		5,317		8,737
Litigation settlement proceeds, net	—		—		—		(3,455)
(Income) loss from investments, net	(64)		182		(3,270)		(932)
Impairment loss related to non-depreciable real estate (3)	6,748		—		24,984		—
(Gain) loss on the extinguishment of debt	(9,192)		—		(9,235)		450
Share-based compensation related to Formation Transaction and special equity awards	—		152		—		549
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(309)		(118)		(1,315)		(706)
Lease liability adjustments	—		6		—		(148)
Unconsolidated real estate ventures allocated share of above adjustments	—		27		227		60

Adjusted EBITDA	$52,919		$70,544		$229,595		$287,184

Net Debt to Annualized Adjusted EBITDA (4)	11.7	x	8.7	x	10.8	x	8.5	x

Net Debt (at JBG SMITH Share)					December 31, 2024		December 31, 2023
Consolidated indebtedness (5)					$2,562,746		$2,551,987
Unconsolidated indebtedness (5)					66,834		66,271
Total consolidated and unconsolidated indebtedness					2,629,580		2,618,258
Less: cash and cash equivalents					150,813		171,631
Net Debt (at JBG SMITH Share)					$2,478,767		$2,446,627

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	See page 45 for the components of Transaction and Other Costs.
(3)	Includes our proportionate share of impairment losses of $6.7 million related to unconsolidated real estate ventures for the three months and year ended December 31, 2024.
(4)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(5)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

FFO and Core FFO
Net loss attributable to common shareholders	$(59,897)	$(32,597)	$(143,526)	$(79,978)
Net loss attributable to redeemable noncontrolling interests	(9,849)	(4,635)	(22,202)	(10,596)
Net loss attributable to noncontrolling interests	(1,094)	(432)	(12,025)	(1,135)
Net loss	(70,840)	(37,664)	(177,753)	(91,709)
(Gain) loss on the sale of real estate, net of tax	(2,313)	(37,729)	1,541	(79,335)
(Gain) loss on the sale of unconsolidated real estate assets	—	230	(480)	(411)
Real estate depreciation and amortization	48,307	55,588	201,510	203,269
Real estate impairment loss	37,191	30,919	37,191	90,226
Impairment loss related to unconsolidated real estate ventures (1)	—	25,279	—	28,598
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	892	2,690	3,978	11,545
FFO attributable to noncontrolling interests	—	321	—	1,024
FFO Attributable to OP Units	$13,237	$39,634	$65,987	$163,207
FFO attributable to redeemable noncontrolling interests	(2,123)	(5,770)	(10,361)	(22,820)
FFO Attributable to Common Shareholders	$11,114	$33,864	$55,626	$140,387

FFO attributable to OP Units	$13,237	$39,634	$65,987	$163,207
Transaction and Other Costs, net of tax and noncontrolling interests (2)	2,306	969	5,044	8,434
Litigation settlement proceeds, net	—	—	—	(3,455)
(Income) loss from investments, net of tax	(48)	137	(2,476)	(699)
Impairment loss related to non-depreciable real estate (3)	6,748	—	24,984	—
Loss from mark-to-market on derivative instruments, net of noncontrolling interests	6	439	83	7,153
(Gain) loss on the extinguishment of debt	(9,192)	—	(9,235)	450
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(309)	(118)	(1,315)	(706)
Share-based compensation related to Formation Transaction and special equity awards	—	152	—	549
Lease liability adjustments	—	6	—	(148)
Amortization of management contracts intangible, net of tax	1,058	1,032	4,236	4,193
Unconsolidated real estate ventures allocated share of above adjustments	(3)	26	227	130
Core FFO Attributable to OP Units	$13,803	$42,277	$87,535	$179,108
Core FFO attributable to redeemable noncontrolling interests	(2,214)	(6,155)	(13,652)	(25,013)
Core FFO Attributable to Common Shareholders	$11,589	$36,122	$73,883	$154,095
FFO per common share - diluted	$0.13	$0.35	$0.63	$1.33
Core FFO per common share - diluted	$0.14	$0.38	$0.83	$1.46
Weighted average shares - diluted (FFO and Core FFO)	84,594	95,545	88,500	105,195

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

in thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

FAD
Core FFO attributable to OP Units	$13,803	$42,277	$87,535	$179,108
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (4)	(12,527)	(12,055)	(43,878)	(40,676)
Straight-line and other rent adjustments (5)	(1,726)	(3,568)	(9,482)	(23,482)
Third-party lease liability assumption (payments) refunds	—	—	(25)	70
Share-based compensation expense	3,261	4,887	28,314	29,367
Amortization of debt issuance costs	4,182	3,755	16,145	9,777
Unconsolidated real estate ventures allocated share of above adjustments	209	932	1,250	2,850
Non-real estate depreciation and amortization	287	318	1,170	1,337
FAD available to OP Units (A)	$7,489	$36,546	$81,029	$158,351
Distributions to common shareholders and unitholders (B)	$35,281	$25,216	$91,182	$109,320
FAD Payout Ratio (B÷A) (6)	471.1%	69.0%	112.5%	69.0%

Capital Expenditures
Maintenance and recurring capital expenditures	$5,965	$7,151	$16,330	$18,795
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	5	17	21	62
Second-generation tenant improvements and leasing commissions	6,367	4,747	27,316	21,516
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	190	140	211	303
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	12,527	12,055	43,878	40,676
Non-recurring capital expenditures	6,965	2,595	15,473	33,614
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	5	28	10
First-generation tenant improvements and leasing commissions	3,530	3,046	10,114	17,633
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	40	479	145	1,126
Non-recurring capital expenditures	10,535	6,125	25,760	52,383
Total JBG SMITH Share of Capital Expenditures	$23,062	$18,180	$69,638	$93,059

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	See page 45 for the components of Transaction and Other Costs.
(3)	Includes our proportionate share of impairment losses of $6.7 million related to unconsolidated real estate ventures for the three months and year ended December 31, 2024.
(4)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(5)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(6)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended December 31, 2024

Service Revenue
Property management fees	$4,246
Asset management fees	783
Development fees	1,591
Leasing fees	511
Construction management fees	307
Other service revenue	1,226
Total Revenue (1)	$8,664
Pro rata adjusted general and administrative expense: third-party real estate services (2)	(8,408)
Total Services Revenue Less Allocated General and Administrative Expenses (3)	$256

(1)	Service revenues from real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each real estate venture. Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $8.3 million of reimbursement revenue and $0.1 million of service revenue from our economic interest in real estate ventures that are excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds"). We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended December 31, 2024
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$14,935	$—	$456	$15,391
Third-party real estate services	17,199	(8,335)	(456)	8,408

Total	$32,134	$(8,335)	$—	$23,799

(1)	Adjustments:

A  -  Removes $8.3 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of general and administrative expenses from "Corporate and other" to "Third-party real estate services."

SAME STORE NOI (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

Summary & Same Store NOI

c

dollars in thousands, at JBG SMITH share
	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change

Same Store (1)
Multifamily
Revenue	$51,024	$50,483	1.1%	$202,411	$193,754	4.5%
Expenses	(20,299)	(18,501)	9.7%	(79,360)	(75,280)	5.4%
Same Store NOI	$30,725	$31,982	(3.9%)	$123,051	$118,474	3.9%

Commercial
Revenue	$53,809	$58,280	(7.7%)	$221,585	$229,383	(3.4%)
Expenses	(21,327)	(22,346)	(4.6%)	(80,921)	(86,054)	(6.0%)
Same Store NOI	$32,482	$35,934	(9.6%)	$140,664	$143,329	(1.9%)

Ground Leases
Same Store NOI	$863	$594	45.3%	$3,949	$2,402	64.4%

Total Same Store NOI	$64,070	$68,510	(6.5%)	$267,664	$264,205	1.3%
Non-Same Store NOI	4,073	12,424	(67.2%)	19,537	57,799	(66.2%)
Total Operating Portfolio NOI	$68,143	$80,934	(15.8%)	$287,201	$322,004	(10.8%)

(1)	Same Store refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended December 31, 2024 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Leases (8)	Total
Number of operating assets	36	2	16	20	2	38
Property rental (1)	$99,041	$2,134	$51,588	$48,766	$821	$101,175
Tenant expense reimbursement	7,533	132	3,711	3,954	—	7,665
Other revenue	4,880	97	704	4,273	—	4,977
Total revenue (2)	111,454	2,363	56,003	56,993	821	113,817

Operating expenses	(44,531)	(844)	(22,650)	(22,767)	42	(45,375)
Ground rent expense	(299)	—	—	(299)	—	(299)
Total expenses	(44,830)	(844)	(22,650)	(23,066)	42	(45,674)

Operating Portfolio NOI (3)	$66,624	$1,519	$33,353	$33,927	$863	$68,143

Annualized NOI (4)	$266,496	$6,076	$133,412	$135,708	$3,452	$272,572
Additional Information
Free Rent (at 100% share)	$7,126	$125	$1,072	$5,762	$417	$7,251
Free Rent (at JBG SMITH Share)	$7,126	$69	$1,072	$5,706	$417	$7,195
Annualized Free Rent (at JBG SMITH Share) (5)	$28,504	$276	$4,288	$22,824	$1,668	$28,780
% occupied (at JBG SMITH Share) (6)	83.1%	86.8%	91.0%	76.5%	—	83.2%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$5,456	$444	$1,020	$4,880	$—	$5,900
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$5,456	$104	$1,020	$4,540	$—	$5,560

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $5.8 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $3.6 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(4)	Annualized NOI includes $5.0 million from sold assets, $2.5 million from 1101 17th Street, and $25.3 million from 1215, 1225 and 1235 S. Clark Street.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended December 31, 2024 multiplied by four.
(6)	Assets operated as short-term rental properties (2221 S. Clark Street – Residential and 900 W Street), and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Occupied metric.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of December 31, 2024.
(8)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. The ground rent on 1700 M Street is currently $4.95 million per annum and includes market escalations and CPI resets. The ground lease expires on December 4, 2117. Ground rent on 1831/1861 Wiehle Avenue is currently $1.2 million per annum. The ground lease expires on April 29, 2121.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended December 31, 2024 at JBG SMITH Share
	Consolidated	National Landing	DC	MD	Total
Number of operating assets	16	6	9	1	16
Property rental (1)	$51,588	$25,228	$22,814	$3,546	$51,588
Tenant expense reimbursement	3,711	1,541	2,035	135	3,711
Other revenue	704	219	482	3	704
Total revenue (2)	56,003	26,988	25,331	3,684	56,003

Operating expenses	(22,650)	(10,996)	(10,682)	(972)	(22,650)
Ground rent expense	—	—	—	—	—
Total expenses	(22,650)	(10,996)	(10,682)	(972)	(22,650)

Operating Portfolio NOI (3)	$33,353	$15,992	$14,649	$2,712	$33,353

Annualized NOI (4)	$133,412	$63,968	$58,596	$10,848	$133,412
Additional Information
Free Rent (at 100% share)	$1,072	$116	$933	$23	$1,072
Free Rent (at JBG SMITH Share)	$1,072	$116	$933	$23	$1,072
Annualized Free Rent (at JBG SMITH Share) (5)	$4,288	$464	$3,732	$92	$4,288
% occupied (at JBG SMITH Share) (6)	91.0%	88.2%	94.2%	93.2%	91.0%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$1,020	$820	$140	$60	$1,020
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$1,020	$820	$140	$60	$1,020

(1)	Property rental revenue excludes straight-line rent adjustments, retail lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $1.9 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $1.8 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(4)	Annualized NOI includes $(0.8) million from sold assets.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended December 31, 2024 multiplied by four.
(6)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of December 31, 2024.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended December 31, 2024 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	18	2	16	4	20
Property rental (1)	$46,632	$2,134	$41,514	$7,252	$48,766
Tenant expense reimbursement	3,822	132	2,612	1,342	3,954
Other revenue	4,176	97	3,667	606	4,273
Total revenue (2)	54,630	2,363	47,793	9,200	56,993

Operating expenses	(21,923)	(844)	(18,570)	(4,197)	(22,767)
Ground rent expense	(299)	—	—	(299)	(299)
Total expenses	(22,222)	(844)	(18,570)	(4,496)	(23,066)

Operating Portfolio NOI (3)	$32,408	$1,519	$29,223	$4,704	$33,927

Annualized NOI (4)	$129,632	$6,076	$116,892	$18,816	$135,708
Additional Information
Free Rent (at 100% share)	$5,637	$125	$3,808	$1,954	$5,762
Free Rent (at JBG SMITH Share)	$5,637	$69	$3,808	$1,898	$5,706
Annualized Free Rent (at JBG SMITH Share) (5)	$22,548	$276	$15,232	$7,592	$22,824
% occupied (at JBG SMITH Share)	76.2%	86.8%	75.4%	84.8%	76.5%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$4,436	$444	$4,436	$444	$4,880
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$4,436	$104	$4,436	$104	$4,540

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $3.9 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $1.8 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(4)	Annualized NOI includes $5.8 million from sold assets, $2.5 million from 1101 17th Street, and $25.3 million from 1215, 1225 and 1235 S. Clark Street.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended December 31, 2024 multiplied by four.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of December 31, 2024.

SIGNED BUT NOT YET COMMENCED LEASES	DECEMBER 31, 2024 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026

Multifamily
Operating	C	$1,020	$17	$141	$225	$245	$255	$255

Commercial
Operating	C	$4,436	$34	$133	$286	$287	$337	$493
Operating	U	104	24	26	26	26	26	26
Total		$4,540	$58	$159	$312	$313	$363	$519

Total		$5,560	$75	$300	$537	$558	$618	$774

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of December 31, 2024.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	DECEMBER 31, 2024 (Unaudited)

Leasing Activity - Multifamily

	Three Months Ended December 31,
	2024	2023
Effective new lease rates (1)	0.8%	(0.6%)
Effective renewal lease rates (1)	4.6%	7.0%
Effective blended lease rates (1)	3.1%	3.5%

Renewal rate	60.0%	56.0%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rates versus expiring rates, net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	DECEMBER 31, 2024 (Unaudited)

Leasing Activity – Office

square feet in thousands, at JBG SMITH Share	Three Months Ended	Year Ended
	December 31, 2024	December 31, 2024
New Leasing:
Square feet leased	83	324
Initial rent (1)	$47.78	$46.86
Straight-line rent (2)	$50.03	$48.00
Weighted average lease term (years)	9.9	8.8
Weighted average Free Rent period (months)	8.5	7.9
Tenant improvements and leasing commissions per square foot per annum	$14.95	$10.61
Renewal Leasing:
Square feet leased	35	290
Initial rent (1)	$47.83	$46.72
Straight-line rent (2)	$49.17	$47.07
Weighted average lease term (years)	5.2	3.8
Weighted average Free Rent period (months)	4.0	2.4
Tenant improvements and leasing commissions per square foot per annum	$9.53	$5.69
Total Leasing:
Square feet leased	118	614
Initial rent (1)	$47.80	$46.79
Straight-line rent (2)	$49.77	$47.53
Weighted average lease term (years)	8.5	6.5
Weighted average Free Rent period (months)	7.1	5.1
Tenant improvements and leasing commissions per square foot per annum	$13.96	$9.24
Mark-to-Market on second-generation space:
Square feet leased	53	498
Cash basis:
Initial rent (1)	$47.23	$47.13
Prior escalated rent	$48.67	$46.68
% change	(3.0)%	1.0%
GAAP basis:
Straight-line rent (2)	$48.07	$47.57
Prior straight-line rent	$43.34	$43.34
% change	10.9%	9.8%

Note: The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of the recognition of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent. Percentage rent is excluded from the initial rent, straight-line rent, Free Rent and mark-to-market metrics.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	DECEMBER 31, 2024 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	16	209,018	4.1%	$8,556	3.7%	$40.93	$40.93
2025	61	482,812	9.4%	21,807	9.5%	45.17	45.82
2026	46	227,098	4.4%	11,385	5.0%	50.13	51.43
2027	38	534,998	10.4%	25,776	11.2%	48.18	51.14
2028	30	386,841	7.5%	18,004	7.8%	46.54	50.36
2029	27	242,552	4.7%	11,370	5.0%	46.87	52.25
2030	28	603,032	11.7%	29,194	12.7%	48.41	55.67
2031	26	561,912	10.9%	21,661	9.4%	38.55	41.57
2032	18	651,033	12.7%	26,138	11.4%	40.15	43.51
2033	26	344,046	6.7%	14,964	6.5%	49.07	61.05
Thereafter	48	896,786	17.5%	40,533	17.8%	45.20	59.25
Total / Weighted Average	364	5,140,128	100.0%	$229,388	100.0%	$44.97	$50.75

Note: Includes all leases as of December 31, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.8 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of December 31, 2024, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	DECEMBER 31, 2024 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent		% of Total Annualized Rent
1	U.S. Government (GSA)	31	1,479,379	28.8%	$	$ 57,696	25.2%
2	Amazon	3	357,339	7.0%		16,622	7.2%
3	Lockheed Martin Corporation	2	207,095	4.0%		10,276	4.5%
4	Accenture Federal Services LLC	2	123,706	2.4%		5,635	2.5%
5	Public Broadcasting Service	1	120,328	2.3%		5,099	2.2%
6	Whole Foods Market Group Inc	3	98,625	1.9%		3,857	1.7%
7	American Diabetes Association	1	80,998	1.6%		3,818	1.7%
8	Booz Allen Hamilton Inc	2	69,328	1.3%		3,427	1.5%
9	National Consumer Cooperative	1	65,736	1.3%		3,310	1.4%
10	SAIC	3	62,963	1.2%		3,147	1.4%
11	Technomics Inc	1	60,726	1.2%		2,646	1.2%
12	Na Ali'i Consulting & Sales LLC	2	49,555	1.0%		2,304	1.0%
13	DRS Tech Inc dba Finmeccanica	1	46,184	0.9%		2,221	1.0%
14	Nooks LLC	1	46,381	0.9%		2,198	1.0%
15	IFES	1	34,967	0.7%		2,134	0.9%
16	Conservation International Foundation	1	43,483	0.8%		2,097	0.9%
17	Dominion Dental USA Inc	1	43,806	0.9%		2,089	0.9%
18	The Aerospace Corporation	1	43,402	0.8%		2,077	0.9%
19	The Cadmus Group LLC	1	42,361	0.8%		1,949	0.8%
20	Alamo Drafthouse Cinemas	1	52,453	1.0%		1,944	0.8%
	Other	304	2,011,313	39.2%		94,842	41.3%
	Total	364	5,140,128	100.0%		$229,388	100.0%

Note: Includes all leases as of December 31, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	DECEMBER 31, 2024 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government Contractors	85	1,286,369	25.0%	$61,964	27.0%
2	Government	34	1,487,894	28.9%	58,125	25.3%
3	Business Services	25	684,701	13.3%	32,001	14.0%
4	Member Organizations	30	463,963	9.0%	22,981	10.0%
5	Food and Beverage	54	166,833	3.2%	9,638	4.2%
6	Communications	3	160,690	3.1%	7,044	3.1%
7	Health Services	20	179,700	3.5%	6,704	2.9%
8	Real Estate	20	122,371	2.4%	3,305	1.4%
9	Educational Services	5	48,486	0.9%	2,441	1.1%
10	Legal Services	9	30,249	0.6%	1,526	0.7%
	Other	79	508,872	10.1%	23,659	10.3%
	Total	364	5,140,128	100.0%	$229,388	100.0%

Note: Includes all leases as of December 31, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2024 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q4 2023 ‑ 2024 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,326,219	1,324,889	1,330	96.9%	95.9%	100.0%	$40,624	$2,104	$2.66
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	96.8%	94.7%	100.0%	25,997	3,070	3.71
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	97.0%	95.8%	100.0%	9,111	2,966	2.91
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	61.1%	53.6%	—	3,129	2,252	4.83

DC
West Half	Ballpark	100.0%	C	Y / Y	2019 / N/A	465	385,372	343,089	42,283	94.4%	92.3%	90.7%	$16,106	$2,643	$3.62
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	95.4%	93.5%	100.0%	12,283	2,254	3.35
The Batley	Union Market	100.0%	C	Y / Y	2019 / N/A	432	300,388	300,388	—	97.0%	96.1%	—	12,729	2,556	3.66
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	97.2%	95.8%	—	12,904	3,968	4.09
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	94.9%	93.5%	100.0%	10,553	2,467	3.22
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,228	221,788	23,440	96.8%	94.5%	97.3%	10,680	2,727	3.78
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	96.3%	93.8%	100.0%	9,377	2,455	3.52
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,379	135,499	18,880	94.7%	95.0%	74.5%	6,016	2,756	3.25
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	82.1%	33.7%	—	1,678	4,371	6.21

MD
8001 Woodmont (6)	Bethesda CBD	100.0%	C	Y / Y	2021 / N/A	322	363,947	344,405	19,542	94.1%	93.2%	100.0%	$13,606	$3,489	$3.26

Total / Weighted Average (5)						5,973	4,936,845	4,700,385	236,460	96.2%	94.8%	96.0%	$179,986	$2,616	$3.26

Recently Delivered

National Landing
Reva	National Landing	100.0%	C	N/N	2024 / N/A	471	324,188	310,417	13,771	65.5%	62.6%	27.9%	$9,725	$2,670	$4.07
The Grace	National Landing	100.0%	C	N/N	2024 / N/A	337	311,903	287,229	24,674	71.8%	66.2%	66.8%	10,173	3,458	4.11

Total / Weighted Average						808	636,091	597,646	38,445	68.6%	64.1%	52.9%	$19,898	$3,009	$4.09

Operating - Total / Weighted Average (5)						6,781	5,572,936	5,298,031	274,905	92.9%	91.0%	90.0%	$199,884	$2,650	$3.33

Under-Construction

National Landing
2000/2001 South Bell Street (7)	National Landing	100.0%	C			775	580,966	561,961	19,005

Total						7,556	6,153,902	5,859,992	293,910

PROPERTY TABLE - MULTIFAMILY	DECEMBER 31, 2024 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q4 2023 ‑ 2024 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						2,856	2,314,015	2,269,045	44,970	96.9%	95.6%	100.0%	$75,732	$2,444	$2.96
DC						2,795	2,258,883	2,086,935	171,948	95.8%	94.2%	94.5%	90,648	2,683	3.59
MD						322	363,947	344,405	19,542	94.1%	93.2%	100.0%	13,606	3,489	3.26
In-Service assets						5,973	4,936,845	4,700,385	236,460	96.2%	94.8%	96.0%	$179,986	$2,616	$3.26
Recently Delivered assets						808	636,091	597,646	38,445	68.6%	64.1%	52.9%	19,898	3,009	4.09
Operating - Total/Weighted Average						6,781	5,572,936	5,298,031	274,905	92.9%	91.0%	90.0%	$199,884	$2,650	$3.33
Under-Construction assets						775	580,966	561,961	19,005

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q3 2024	16	5,574,179 SF/ 6,781 Units	5,574,179 SF/ 6,781 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	(1,332) SF	(1,332) SF
Portfolio reclassification	—	—	—
Building re-measurements	—	89 SF	89 SF
Q4 2024	16	5,572,936 SF/ 6,781 Units	5,572,936 SF/ 6,781 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(6)	Classified as held for sale in our condensed consolidated balance sheet as of December 31, 2024.
(7)	Comprises two towers, Valen and The Zoe.

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2024 (Unaudited)

Property Table – Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q4 2023 ‑ 2024 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5) (10)	National Landing	100.0%	C	Y / Y	1980 / 2020	554,888	449,588	105,300	89.2%	86.7%	99.7%	$22,319	$44.55	$47.22
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,869	504,282	5,587	68.6%	68.3%	100.0%	17,100	49.47	11.68
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,635	489,010	10,625	47.3%	46.7%	74.3%	11,024	47.71	17.01
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,371	416,444	51,927	75.2%	72.5%	97.4%	16,595	48.21	40.45
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	441,057	434,295	6,762	68.0%	57.0%	—	12,583	50.81	—
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,375	390,318	12,057	84.0%	83.8%	92.6%	14,884	49.85	47.81
241 18th Street S. (5) (10)	National Landing	100.0%	C	Y / Y	1977 / 2013	334,091	334,091	—	89.9%	89.9%	—	13,192	43.94	—
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,687	317,474	12,213	97.0%	96.8%	100.0%	12,535	38.93	46.43
251 18th Street S. (5) (10)	National Landing	100.0%	C	Y / Y	1975 / 2013	300,319	293,902	6,417	99.0%	90.9%	53.2%	12,288	45.57	35.02
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	274,912	274,912	—	32.2%	32.2%	—	3,403	38.49	—
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	98.3%	100.0%	67.8%	12,692	46.53	63.68
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	52.8%	52.8%	—	4,955	46.24	—
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	42,938	—	42,938	90.1%	—	90.1%	2,149	—	55.57

1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,674	336,328	48,346	73.4%	69.9%	97.8%	11,309	43.06	25.20
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,614	34.70	34.11
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,223	263,373	12,850	98.4%	99.2%	80.9%	11,330	42.56	19.79

Other
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	305,006	278,644	26,362	83.0%	82.1%	92.4%	$11,772	$46.33	$48.12
One Democracy Plaza (6) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,171	211,003	2,168	87.0%	86.9%	100.0%	5,420	29.34	18.85
4747 Bethesda Avenue (8)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	100.0%	100.0%	100.0%	22,130	72.42	97.99
1101 17th Street	DC CBD	55.0%	U	Y / Y	1964 / 1999	210,134	200,380	9,754	80.8%	80.0%	82.8%	9,254	54.26	69.63

Operating - Total / Weighted Average						6,660,592	6,276,228	384,364	79.4%	77.4%	91.5%	$238,548	$46.23	$44.90

Total at JBG SMITH Share
National Landing Unlevered						4,634,690	4,366,728	267,962	75.3%	72.6%	91.1%	$155,717	$46.19	$45.81
National Landing Levered						997,056	933,247	63,809	89.1%	88.9%	92.2%	34,253	39.54	24.42
Other						693,858	657,101	36,757	85.3%	84.8%	92.0%	26,707	44.67	53.29
Operating - Total / Weighted Average						6,325,604	5,957,076	368,528	78.6%	76.5%	91.4%	$216,677	$44.78	$42.82

PROPERTY TABLE - COMMERCIAL	DECEMBER 31, 2024 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q3 2024	23	7,230,808	6,895,964
Placed into service	—	—	—
Dispositions (9)	(1)	(375,493)	(375,493)
Out-of-service adjustment (10)	(2)	(195,509)	(195,509)
Portfolio reclassification	—	—	—
Building re-measurements	—	786	642
Other	—	—	—

Q4 2024	20	6,660,592	6,325,604

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail square footage. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	554,888	4,281
241 18th Street S.	334,091	28,308
251 18th Street S.	300,319	39,211
Crystal Drive Retail *	42,938	86,242
2221 S. Clark Street - Office	-	35,182

* Includes 72,215 SF of not available to lease space from the asset formerly known as Crystal City Shops at 2100.

(6)	Subject to a ground lease with an expiration date of 11/17/2084.
(7)	Not Metro-Served.
(8)	Includes JBG SMITH's corporate office lease for approximately 84,400 SF.
(9)	See "Disposition Activity" on page 35.
(10)	In Q4 2024, we took 2200 Crystal Drive, Crystal City Shops at 2100, and 21,121 SF of retail space at various National Landing assets out of service.

PROPERTY TABLE – UNDER-CONSTRUCTION	DECEMBER 31, 2024 (Unaudited)

Property Table – Under Construction

dollars in thousands
					Schedule			At JBG SMITH Share
			Estimated	Estimated		Estimated	Estimated		Estimated	Estimated
		%	Square	Number of	Construction	Completion	Stabilization	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Date	Cost (1)	Investment	Investment

Multifamily
National Landing
2000/2001 South Bell Street (2)	National Landing	100.0%	580,966	775	Q1 2022	Q1 2025 - Q3 2025	Q4 2026	$303,711	$39,724	$343,435

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment	6.2%
Estimated Incremental Investment	53.2%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$21.1

Note: At 100% share, unless otherwise noted.

(1)	Historical Cost excludes certain GAAP adjustments such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.
(2)	Comprises two towers, Valen and The Zoe.

PROPERTY TABLE – DEVELOPMENT PIPELINE	DECEMBER 31, 2024 (Unaudited)

Property Table – Development

dollars in thousands

			Earliest
			Potential					Estimated
		%	Construction	Estimated Potential Development Density (SF)				Number of
Asset	Submarket	Ownership	Start Date (1)	Total	Multifamily	Office	Retail	Units

National Landing
1415 S. Eads Street	National Landing	100.0%	2025	538,000	533,800	—	4,200	570
3330 Exchange Avenue	National Landing	50.0%	2025	239,800	216,400	—	23,400	240
3331 Exchange Avenue	National Landing	50.0%	2025	180,600	164,300	—	16,300	170
RiverHouse Land	National Landing	100.0%	2026	2,046,900	2,020,500	—	26,400	1,515
Potomac Yard Landbay F/G/H	National Landing	50.0% / 100.0%	2026	1,846,000	944,000	844,000	58,000	765
2250 Crystal Drive	National Landing	100.0%	2026	696,200	681,300	—	14,900	825
2100/2200 Crystal Drive Land	National Landing	100.0%	2026	565,000	565,000	—	—	530
223 23rd Street	National Landing	100.0%	2026	492,100	484,100	—	8,000	610
2525 Crystal Drive	National Landing	100.0%	2026	373,000	370,000	—	3,000	370
1901 South Bell Street Land (2)	National Landing	100.0%	2026	265,000	265,000	—	—	170
101 12th Street S.	National Landing	100.0%	2026	239,600	—	234,400	5,200	—
1800 South Bell Street	National Landing	100.0%	2027	311,000	—	307,000	4,000	—
DC
Gallaudet Parcel 2-3 (3)	Union Market	100.0%	2025	819,100	758,200	—	60,900	820
Gallaudet Parcel 4 (3)	Union Market	100.0%	2026	644,200	605,200	—	39,000	645
Capitol Point - North	NoMa	100.0%	2026	451,400	434,100	—	17,300	470
Other Development Parcels (4)				1,248,100	142,200	1,105,900	—	—

Total				10,956,000	8,184,100	2,491,300	280,600	7,700

Totals at JBG SMITH Share
National Landing				6,807,100	5,729,100	963,400	114,600	5,235
DC				2,107,000	1,840,200	149,600	117,200	1,935
				8,914,100	7,569,300	1,113,000	231,800	7,170

			Fully Entitled	4,734,200	3,729,800	806,000	198,400	4,145
			Entitlement In Process	4,179,900	3,839,500	307,000	33,400	3,025
				8,914,100	7,569,300	1,113,000	231,800	7,170

Historical Cost at JBG SMITH Share (5)	$ 397,998

See footnotes on page 34.

PROPERTY TABLE – DEVELOPMENT PIPELINE	DECEMBER 31, 2024 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	Represents the earliest potential year in which construction could commence, subject to receipt of full entitlements, completion of design and market conditions. Office developments are pre-lease dependent.
(2)	Currently encumbered by one operating commercial asset.
(3)	Controlled through an option to acquire a leasehold interest with estimated stabilized annual ground rent payments totaling approximately $3.6 million. As of December 31, 2024, the weighted average remaining term for the option is 2.4 years.
(4)	Comprises four assets in which we have a minority interest.
(5)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.

DISPOSITION ACTIVITY	DECEMBER 31, 2024 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

					Total Square Feet /	Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Units	Price

Q1 2024
North End Retail	100.0%	Multifamily	Washington, DC	January 22, 2024	27,355 SF	$14,250
Central Place Tower	50.0%	Commercial	Arlington, VA	February 13, 2024	275,797 SF	162,500
Subtotal						$176,750

Q2 2024
None

Q3 2024
Fort Totten Square	100.0%	Multifamily	Washington, DC	September 17, 2024	345 Units / 130,664 Retail SF	$86,800

Q4 2024
2101 L Street (1)	100.0%	Commercial	Washington, DC	December 19, 2024	375,493 SF	$110,101

Total						$373,651

(1)	In connection with the disposition, the lender of the related $120.9 million mortgage loan accepted the proceeds from the sale as repayment of the mortgage loan.

DEBT SUMMARY	DECEMBER 31, 2024 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2025	2026	2027	2028	2029	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment)	$—	$—	$85,000	$—	$—	$—	$85,000
Term loans ($720 million commitment)	—	200,000	—	520,000	—	—	720,000
Total unsecured debt	—	200,000	85,000	520,000	—	—	805,000
Secured Debt:
Consolidated principal balance	307,710	105,000	342,400	85,000	371,120	572,503	1,783,733
Unconsolidated principal balance	33,000	—	35,000	—	—	—	68,000
Total secured debt	340,710	105,000	377,400	85,000	371,120	572,503	1,851,733

Total Consolidated and Unconsolidated Principal Balance	$340,710	$305,000	$462,400	$605,000	$371,120	$572,503	$2,656,733

% of total debt maturing	12.8%	11.5%	17.4%	22.8%	14.0%	21.5%	100.0%
% floating rate (1)	17.6%	18.9%	62.1%	14.0%	—	38.0%	26.6%
% fixed rate (2)	82.4%	81.1%	37.9%	86.0%	100.0%	62.0%	73.4%

Weighted Average Interest Rates
Variable rate (3)	4.01%	4.89%	6.29%	6.03%	—	4.50%	5.40%
Fixed rate	4.02%	5.26%	4.44%	4.48%	4.92%	5.82%	4.84%
Total Weighted Average Interest Rates	4.02%	5.19%	5.59%	4.69%	4.92%	5.32%	4.99%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$85,000	$200,000	$400,000	$120,000	$805,000
Letters of credit	$15,200	$—	$—	$—	$15,200
Undrawn capacity	$649,800	$—	$—	$—	$649,800
Interest rate spread (4)	1.49%	1.34%	1.39%	1.40%	1.39%
All-In interest rate (5)	5.98%	5.34%	4.20%	5.41%	4.85%
Initial maturity date	Jun‑27	Jan‑26	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 91.4% of our debt is fixed or hedged.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and at JBG SMITH Share was 3.36% and 3.43%, and the weighted average maturity date of the interest rate caps is in Q1 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(4)	The interest rate for the revolving credit facility excludes a 0.20% facility fee.
(5)	The all-in interest rate is inclusive of interest rate swaps. As of December 31, 2024, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.

DEBT BY INSTRUMENT	DECEMBER 31, 2024 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
RiverHouse Apartments (4)	100.0%	$307,710	S + 1.39%	Swap	4.01%	04/01/25	04/01/25
1215 S. Clark Street (5)	100.0%	105,000	S + 1.35%	Swap	4.89%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.34%	Swap	5.34%	01/14/26	01/14/27
8001 Woodmont	100.0%	99,959	4.82%	Fixed	4.82%	01/15/27	01/15/27
2000/2001 South Bell Street (6)	100.0%	167,301	S + 2.25%	Cap	6.58%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	75,140	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.39%	Swap	4.20%	01/13/28	01/13/28
Revolving Credit Facility (7)	100.0%	85,000	S + 1.49%	—	5.98%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.40%	Swap	5.41%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	6.03%	07/27/28	07/27/28
WestEnd25	100.0%	97,500	S + 1.45%	Swap	4.16%	08/05/29	08/05/29
The Grace and Reva	100.0%	273,620	5.19%	Fixed	5.19%	12/01/29	12/01/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
1221 Van Street	100.0%	87,253	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (8)	100.0%	217,453	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,588,733
Deferred financing costs and premium / (discount) - mortgage loans		(16,560)
Deferred financing costs - revolving credit facility and term loans		(9,427)
Total Consolidated Indebtedness		$2,562,746

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,767,173
Revolving credit facility		85,000
Deferred financing costs, net (included in other assets)		(7,280)
Term loans		717,853
Total Consolidated Indebtedness		$2,562,746

DEBT BY INSTRUMENT	DECEMBER 31, 2024 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
1101 17th Street	55.0%	$60,000	S + 1.31%	Swap	4.13%	06/13/25	06/13/25
4747 Bethesda Avenue	20.0%	175,000	S + 1.35%	Cap	5.68%	02/20/27	02/20/27
Total Unconsolidated Principal Balance		235,000
Deferred financing costs and premium / (discount)		(5,795)
Total Unconsolidated Indebtedness		$229,205

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,588,733
Unconsolidated principal balance at JBG SMITH Share		68,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,656,733

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,562,746
Unconsolidated indebtedness at JBG SMITH Share		66,834
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,629,580

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and at JBG SMITH Share was 3.36% and 3.43%, and the weighted average maturity date of the interest rate caps is in Q1 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	December 31, 2024 one-month term SOFR of 4.33% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	The notional value of the RiverHouse Apartments interest rate swap was $247.7 million as of December 31, 2024. December 31, 2024 30-day average SOFR of 4.53% applied to the remaining balance.
(5)	The notional value of the 1215 S. Clark Street interest rate swap was $47.5 million as of December 31, 2024.
(6)	2000/2001 South Bell Street comprises two towers, Valen and The Zoe. The maximum principal balance of this loan is $208.5 million.
(7)	December 31, 2024 daily SOFR of 4.49% applied to the revolving credit facility.
(8)	The cap strike rate for this loan was 1.99% as of December 31, 2024.

DEFINITIONS	DECEMBER 31, 2024

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of December 31, 2024, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of December 31, 2024, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and/or market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of December 31, 2024, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of December 31, 2024. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other

DEFINITIONS	DECEMBER 31, 2024

factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of December 31, 2024.

DEFINITIONS	DECEMBER 31, 2024

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of December 31, 2024.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended December 31, 2024 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"),"Same Store NOI", "Annualized NOI," "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI, Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts ("REITs") that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended December 31, 2024 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

DEFINITIONS	DECEMBER 31, 2024

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of December 31, 2024, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of December 31, 2024, and is calculated as (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses," a non-GAAP financial measure, represents general and administrative expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended December 31, 2024.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of December 31, 2024, have been executed but for which rent has not commenced.

"SOFR" means the Secured Overnight Financing Rate.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet, (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (iii) for Under-Construction

DEFINITIONS	DECEMBER 31, 2024

assets, management's estimate of approximate rentable square feet based on current design plans as of December 31, 2024, and (iv) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of December 31, 2024.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended December 31, 2024.

.

APPENDIX – INTEREST EXPENSE	DECEMBER 31, 2024 (Unaudited)

	Three Months Ended December 31, 2024
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$34,708	$880		$35,588
Amortization of deferred financing costs	5,242	175		5,417
Net unrealized loss on non-designated derivatives (2)	6	—		6
Capitalized interest	(3,288)	—		(3,288)
Total	$36,668	$1,055		$37,723

	Year Ended December 31, 2024
	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$131,924	$3,396		$135,320
Amortization of deferred financing costs	17,405	753		18,158
Interest expense related to finance lease right-of-use assets	—	39		39
Net unrealized loss on non-designated derivatives (2)	83	—		83
Capitalized interest	(15,344)	—		(15,344)
Total	$134,068	$4,188		$138,256

(1)	At JBG SMITH Share.
(2)	Non-designated derivatives refer to certain derivative financial instruments, consisting of interest rate cap agreements, that do not meet the accounting requirements to be classified as hedging instruments. These derivatives are carried at their estimated fair value with realized and unrealized gains (losses) recorded in "Interest expense" in our condensed consolidated statements of operations.

APPENDIX – TRANSACTION AND OTHER COSTS	DECEMBER 31, 2024 (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
in thousands	2024	2023	X	2024	2023

Transaction and Other Costs
Completed, potential and pursued transaction expenses	$692	$729		$2,340	$1,625
Severance and other costs	1,260	211		2,333	4,491
Demolition costs	360	3		644	2,621

Total	$2,312	$943		$5,317	$8,737

APPENDIX – NOI RECONCILIATIONS (NON-GAAP)	DECEMBER 31, 2024 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss attributable to common shareholders	$(59,897)	$(32,597)	$(143,526)	$(79,978)
Net loss attributable to redeemable noncontrolling interests	(9,849)	(4,635)	(22,202)	(10,596)
Net loss attributable to noncontrolling interests	(1,094)	(432)	(12,025)	(1,135)
Net loss	(70,840)	(37,664)	(177,753)	(91,709)
Add:
Depreciation and amortization expense	49,969	57,281	208,180	210,195
General and administrative expense:
Corporate and other	14,935	12,376	58,790	54,838
Third-party real estate services	17,199	21,615	74,264	88,948
Share-based compensation related to Formation Transaction and special equity awards	—	152	—	549
Transaction and Other Costs	2,312	943	5,317	8,737
Interest expense	36,668	28,080	134,068	108,660
(Gain) loss on the extinguishment of debt	(9,192)	—	(9,235)	450
Impairment loss	37,191	30,919	55,427	90,226
Income tax expense (benefit)	802	(968)	762	(296)
Less:
Third-party real estate services, including reimbursements revenue	17,139	22,463	69,465	92,051
Loss from unconsolidated real estate ventures, net	(7,126)	(25,679)	(7,122)	(26,999)
Interest and other income, net	1,493	1,649	11,598	15,781
Gain (loss) on the sale of real estate, net	2,313	37,729	(2,753)	79,335
Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,302	4,475	6,808	19,452
Non-cash rent adjustments (1)	(1,726)	(3,568)	(9,482)	(23,482)
Other adjustments (2)	1,053	2,550	1,321	12,092
Total adjustments	629	3,457	(1,353)	8,062
NOI	$65,854	$80,029	$277,279	$318,492
Less: out-of-service NOI loss (3)	(2,289)	(905)	(9,922)	(3,512)
Operating Portfolio NOI	$68,143	$80,934	$287,201	$322,004
Non-Same Store NOI (4)	4,073	12,424	19,537	57,799
Same Store NOI (5)	$64,070	$68,510	$267,664	$264,205

Change in Same Store NOI	(6.5)%		1.3%
Number of properties in Same Store pool	36		36

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

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